Exhibit 4.15

***	Global Procurement Agreement

Confidential treatment requested as to portions of this agreement, which were omitted and filed separately with the Securities and Exchange Commission

Procurement Agreement

between

***

– hereinafter called „the Buyer” –

and

Crow Electronic Engineering Ltd.
Kineret Street
Airport City 70100
Israel
-hereinafter called „the Vendor”-

*** Confidential Treatment Requested

***	Global Procurement Agreement

TABLE OF CONTENTS

PREAMBLE		4
1	OBJECT OF THE AGREEMENT	4
2	BRAND NAMES AND COPYRIGHTS, PRODUCT LABELLING	4
3	LAWS	5
4	ORDERS	5
4.1	Companies entitled to place Orders and make Deliveries	5
4.2	Budgeted Quantities	5
4.3	Form and Contents of the Orders	5
4.4	Accepting the Order	5
4.5	Transfer or Ownership and Risk	5
5	DELIVERY	6
5.1	Terms and Conditions of Freight and Delivery	6
5.2	Description, Packaging and Labelling of the Products	6
5.3	Delay	6
6	QUALITY	6
6.1	Quality Assurance	6
6.2	Approvals	7
7	PRICES AND TERMS AND CONDITIONS OF PAYMENT	7
7.1	Prices and Terms and Conditions of Payment	7
7.2	The prices for the products are specified in Enclosure 2. All companies which are entitled to place orders
	in accordance with Art. 4.1 shall be entitled to the same conditions. The specified prices
	are net prices (without VAT). ***	7
7.3	Price definition process	7
7.4	Special Terms	7
8	WARRANTY AND GUARANTEE	7
8.1	Principle	7
8.2	Terms	8
8.3	Examination of Conformity	8
8.4	Notification of Defect	8
8.5	Statutory guarantee Rights	8
8.6	Enforcement	8
8.7	Limitation Period	8
9	SUPPORT,TRAINING AND MAINTENANCE	9
10	CONFIDENTIALITY	9
10.1	Exceptions	9
10.2	Duration	9
11	LIABILITY	10
11.1	Intangible Property Rights	10
11.2	Product Liability - Indemnification	10
12	COMMENCEMENT, DURATION AND TERMINATION OF THE AGREEMENT	11
12.1	Commencement, Duration and Termination	11
12.2	Premature Dissolution	11
12.3	Effect of the Termination	11
13	PRODUCT CESSATION NOTIFICATION	11
13.1	General	11
13.2	The Buyer and the Vendor shall cooperate and make commercially reasonable efforts during the aforesaid 9
	months period in order to assist the Buyer to find a reasonable replacement product or a reasonable replacement
	suplier for the above product	12
13.3	Completion Right / Right to manufacture under Licence	12
13.4	Product Modification and the Duty to Inform	12
13.5	It is hereby agreed that the provisions of sub-sections 13.2-13.3 shall not apply to any products provided
	by Vendor to the Buyer pursuant to this Agreement which were listed in the tender dated ________, 2004 as
	published by the Buyer and as per Enclosure 4 and shall apply only to unique products manufactured by
	Vendor according to Buyer's written special specifications	13

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14	CONCLUDING REGULATIONS	13
14.1	Legal Waiver	13
14.2	Completeness of the Agreement	13
14.3	Saving Clause	13
14.4	Force majeure	13
14.5	Amendments to the Agreement	14
14.6	Assignment of the Agreement	14
14.7	General terms and conditions	14
14.8	Sequence of validity of the contractual documents	14
14.9	Applicable law and place of jurisdiction	14

ENCLOSURE 1	17
ENCLOSURE 2+3	18
ENCLOSURE 4	20
ENCLOSURE 5	21
LABELING/DELIVERY RULES	21
ENCLOSURE 6 - WARRANTY - REPAIR PROCEDURE	23

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PREAMBLE

The Vendor shall be regarded as the preferred OEM supplier of the Buyer on the basis of his offer of its standard products specified in Enclosure 4 to this Agreement (as such enclosure shall be modified from time to time by mutual written agreement of both parties), under *** brand name (and not under CROW’s brand name) (hereinafter the “Products” or the “products”). This means that the Vendor shall be obliged on an ongoing basis to demonstrate its leading competitive position with respect to key success factors such as world market price, logistics, reliability and quality. The contractual parties shall take all necessary measures to ensure the reciprocal expectations are satisfied with respect to effectiveness and efficiency within the framework of the co-operation. They shall for this reason undertake continually to improve their processes and programs and to work together in an open and co-operative manner. The contractual parties are aware that they will only be able to achieve these objectives with innovative approaches to solutions in the aforementioned fields. The objective of the present Agreement is consequently to lay down the framework conditions governing the co-operation between the contractual parties as an important precondition of the partnership. Both parties place considerable value on behavior which is in accordance with the principles of business ethics, and shall refrain from performing any unethical action whatsoever which could impair the reputation of the other party. It is clarified that this Agreement shall not prevent the Vendor from keeping any existing agreements for the sale of its products (including other OEM and Distribution agreements) or from entering into any agreements for the sale of its products (including other OEM and Distribution agreements), over the world.

1	OBJECT OF THE AGREEMENT

The object of the Agreement is the manufacture and/or delivery of the products under *** brand name, which are part of an alarm system whereas the Vendor supplies the products without installation by the Vendor. The present Agreement establishes the framework conditions of the co-operation between the contractual parties.

In the event of the Vendor making software available, then the Buyer and the customers of the Buyer shall be granted an unlimited, non-exclusive and non-transferable right to use such software, insofar as this is used in conjunction with the products, in a non-amended form and within the framework purpose described in the software documentation also provided.

2	BRAND NAMES AND COPYRIGHTS, PRODUCT LABELLING

The Buyer shall affix his own brand names and serial numbers to the products, or may use these in any other way in conjunction with the products. The Buyer shall furthermore remove brand names or trademarks affixed to the products which belong to the Vendor. The Buyer shall however undertake not to remove or to alter the manufacturer’s serial numbers affixed to the product. The Buyer shall furthermore not remove or alter the copyright notices of the Vendor on software or documentation.

At the request of the Buyer, company names (of the Buyer), trademarks and logos shall be affixed to the products in accordance with the specifications of the Buyer. The rights thereby assigned to use these company names, trademarks and logos shall relate solely to the use thereof in conjunction with the products described in the present Agreement. With the ending of this Agreement the right to use these brand names shall also end, and the Vendor shall undertake not to use or register any company names, trademarks or logos which are similar or which are capable of being confused.

Specific tools fully paid by the Buyer and used by the Vendor to manufacture the products shall only be used for the manufacturing of the products and not for any other purpose and shall be marked as “***" tools.

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3	LAWS

The Vendor shall guarantee that he adheres to the laws and provisions applicable at the place of production, in particular to those relating to environmental protection, industrial safety as well as human rights. In the event of these being violated by the Vendor, then the Buyer must be notified thereof without delay.

4	ORDERS

4.1	Companies entitled to place Orders and make Deliveries

Enclosure 1 ‘Companies entitled to place orders and make deliveries’ specifies on the one hand the companies which under the present Agreement are entitled to place orders, and on the other hand the companies which are entitled to make deliveries. Both parties shall be entitled to supplement Enclosure 1after mutual agreement and in writing as a formal change to this agreement. The companies entitled to place orders and to make deliveries shall be entitled to the same rights and obligations arising out of the present Agreement as those to which the Buyer and the Vendor are entitled. Excepted from this shall be the right of termination and premature dissolution of this contract. Both parties herewith confirm that these companies have taken cognizance of the Agreement and have approved the provisions contained therein.

Site-specific, operating supplementary Agreements shall be arranged locally between the companies entitled to place orders and to make deliveries.

Notwithstanding the aforesaid – (1) shipments, invoices and any other written notices shall be only sent by the Vendor to the following address of the Buyer: ***; (2) The products shall be only delivered to the following address of the Buyer: ***.

4.2	Budgeted Quantities

The quarterly budgeted quantities of the individual product groups shall be notified to the Vendor in writing in consolidated form 1x per year on an agreed date by the Buyer. The defined budgeted quantities correspond to a planned annual requirement. They serve merely as planning information, and do not give rise to an obligation to accept such quantities. The budgeted volumes are defined in Enclosure 3 to this agreement. Nonetheless, the Buyer shall make best efforts to reach the budgeted quantities of the products since the products are planned by the Vendor especially for the Buyer.

4.3	Form and Contents of the Orders

Form and contents of the order shall be arranged between the companies entitled to place orders and to make deliveries.

4.4	Accepting the Order

The acceptance or non-acceptance of the order shall be performed in writing within three (3) working days following the receipt thereof. The Vendor shall be obliged to accept orders within the framework of the present Agreement. In the event of there being neither an acceptance nor a non-acceptance of the order within the aforementioned deadline, then the order shall be considered to have been accepted. The Vendor shall notify the Buyer in writing the delivery date of each order.

4.5	Transfer or Ownership and Risk

The ownership of the products and documentation sold under the present Agreement shall be transferred to the Buyer at the time of the full payment of the purchase price. The transfer of risk shall take place at the time of the delivery of the products at the agreed place of shipment.

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5	DELIVERY

5.1	Terms and Conditions of Freight and Delivery

The Vendor must deliver the products for shipment by air – FOB (Tel-Aviv, Israel) Incoterms 2000” and for shipment by sea – EXWORKS [Vendor’s facilities in Israel] Incoterms 2000, to the agreed place of shipment, in the agreed quantity, quality, price and date. The preferred forwarder is “SCHENKER” (Other forwarders aren’t allowed without giving consent to by the Buyer).

5.2	Description, Packaging and Labelling of the Products

5.2.1	Transport Documents

The Vendor shall describe the products on the transport documents in accordance with the rules of the transport company.

5.2.2	Labelling and Packaging

The Vendor has to label and to package the products in accordance with Enclosure ‘Labelling rules of the Buyer’ detailed in Enclosure 5hereto.

5.2.3.

All products shipped to the Buyer shall be single packed and with barcode -128 label placed thereon (including such other information as reasonably required by the Buyer such as quantity, type, serial number).

5.3	Delay

The Vendor shall undertake to ensure the deliveries can be made throughout the year irrespective of any possible works holidays, public holidays or other holidays.

In the event of it being apparent to the Vendor that he will not be able to deliver an agreed delivery quantity on the applicable delivery date, then he must inform the party ordering in written form without delay, specifying the duration of and the reason for the delay (the “Delay Notice”). The Buyer shall thereupon have the following rights:

(i)	Partial delivery quantities and/or delivery date shall be redefined or

(ii)	the Vendor or Buyer shall procure the products from third-party sources following joint co-ordination. These sources must be approved by the Buyer in advance (such approve shall not be unreasonably withheld by the Buyer). Any possible additional direct costs incurred thereby shall be borne by the Vendor.

In the event of it not being possible to execute (i) or (ii) again, then the following rules shall apply: the Buyer may grant the Vendor an extension of the deadline or he may withdraw from the Agreement within 60 days from the Delay Notice.

In case the Agreement is terminated under this Section 5.3 then the Buyer shall furthermore reserve the right to enforce claims for damages up to US$ 50,000.

6	QUALITY

6.1	Quality Assurance

The Vendor operates a quality management system, which complies with the requirements of ISO 9001:2000 or is comparable to it. The Vendor shall manufacture and inspect the products in accordance with the provisions of this quality management system.

If the Vendor draws means of production or testing, software, services, material or other preliminary deliveries from subcontractors for the manufacture or quality assurance of the products, it shall include these contractually in its quality management system or itself ensure the quality of the preliminary deliveries.

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The Vendor shall keep records of the performance of the above-mentioned quality assurance measures, in particular of those concerning measured values and test results, and preserve these records as well as any product samples. It shall allow Buyer to make an investigation, upon prior coordination with the Vendor, to the extent necessary and provide copies of the records and any samples. The period for the safe keeping of these records and samples are at least 10 years.

6.2	Approvals

All delivered products have to have a valid CE-approval (EN60950:2003, EN50130-4:1995+A1:1998+A2:2003, EN61000-3-2 A14:2000, EN61000-3-3:1996)and comply with DD243 Release 25th April 2005. Just as CE, all delivered products have to have a valid UL-approval (except acceptance from the Buyer).

All accruing costs concerning to get the approvals will be taken over from the vendor. The Buyer acknowledges that the Vendor is in the process of the aforesaid UL approvals and that until the completion of such process the products shall be so delivered.

7	PRICES AND TERMS AND CONDITIONS OF PAYMENT

7.1	Prices and Terms and Conditions of Payment

7.2	The prices for the products are specified in Enclosure 2. All companies which are entitled to place orders in accordance with Art. shall be entitled to the same conditions. The specified prices are net prices (without VAT). Payment deadline shall be ***.

7.3	***

7.4	Special Terms

Special terms regarding pricing may arise during the negotiation process as mentioned in 8.1 and 8.2. Those terms will be mutually agreed in writing.

8	WARRANTY AND GUARANTEE

8.1	Principle

All the deliveries of goods and provision of services ordered by the Buyer must correspond to the Vendor’s specifications and the Vendor’s warranted characteristics at the time of the dispatch. In the event of one of these criteria not being fulfilled by a product, then liability shall even be established within the meaning of this Article if the value or the utility of the products are not thereby impaired.

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8.2	Terms

The Vendor shall guarantee the products according to its product warranty policy certificate attached hereto as Enclosure 6 for a period of warranty of ***.

***

8.3	Examination of Conformity

At the time of delivery the Buyer shall immediately control whether the goods correspond with the quantity and type ordered and whether there is any visible transport damage or externally detectable fault. For the protection of delivered products, the receiving inspection applies only to packed objects. Packages may not be torn or opened.

If the Buyer discovers damage or a fault during the above-mentioned inspection, it shall notify in writing this to the Vendor immediately. Product defects may also be determined during follow-on processing (assembly) or product field deployment. If the Buyer discovers damages or faults subsequently, it shall likewise make immediate written notification.

Notice of defect to the Vendor must always occur immediately after the defect is found.

The Buyer shall be freed from the obligation to perform an examination of the goods in accordance with the normal business procedures.

8.4	Notification of Defect

Any possible notifications of defects may be issued at any time during the guarantee period of *** within a reasonable period of time after the defect is found.

8.5	Statutory guarantee Rights

***

8.6	Enforcement

The enforcement of further claims for damages by the Buyer shall expressly remain reserved.

8.7	Limitation Period

Limitation period with respect to guarantee claims the contractual parties shall agree a limitation period of one (1) year following the expiry of the guarantee/warranty period.

8.8	Notwithstanding any other provisions of this Agreement – (1) the Vendor’s maximum liability under this Agreement for any damages and costs arising in connection with this

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Agreement shall be limited to and shall not exceed the maximum liability converge of the Vendor pursuant to its products liability insurance (Vendor shall maintain products liability insurance in the amount of 1.5 million US$ per year and per case); (2) in any event the Vendor shall not be liable under this Agreement for any indirect and/or consequential loss and/or damages (including without limitation loss of profits).

9	SUPPORT,TRAINING AND MAINTENANCE

The Vendor is committed to support the global product roll-out for the Buyer. This includes but is not limited to support the Buyer’s marketing activities, product training and helpline activities etc.

10	CONFIDENTIALITY

Neither the existence nor the contents of the present Agreement may be published by one of the contractual parties without the written approval of the other contractual party.

Also the existence of “***-products” produced by Crow, and intentionally showing these products by Crow to third parties not connected to Crow (for example in the manufacturing plant) is confidential / forbidden (without acceptance from the Buyer).

Should the vendor break the aforesaid rules in this Section 10 – a penalty of US$ 10.000 will be payable for each known case.

Each party shall handle all the information which he receives from the other party confidentially. The recipient party shall handle the information with the same diligence that he accords to the protection of his own confidential information. The recipient party may neither reproduce nor make any use whatsoever, nor disclose confidential information to any third party (with the exception of companies which belong to the *** Group or to the Crow Group), nor may this party use such information for any other purpose which has not been approved by the opening party. The recipient party shall limit access to the confidential information to his employees and to such contractual representatives who need to know such information within the framework of the performance of their contracts of employment or representation. The recipient party shall furthermore be obliged to instruct such employees or representatives about these duties of confidentiality.

10.1	Exceptions

The duty of confidentiality stipulated in Section 10 above shall not apply to know-how, data or information which

—	are generally available in the public domain for reasons for which the recipient party cannot be made answerable;

—	have already on an earlier occasion been opened before a third party, without this constituting a violation of a confidentiality obligation vis-à-vis the party performing the opening thereof;

—	which were demonstrably developed independently of the recipient party, without this thereby entailing the use of the confidential information of the party performing the opening;

—	insofar as this required to be disclosed by authorities on the basis of mandatory legal regulations;

—	was released for disclosure by means of a written approval issued by a competent representative of the party performing the opening;

—	was disclosed to customers within the framework of the normal business procedures.

10.2	Duration

The obligations contained within this article shall remain in force following the termination of the present Agreement for a further period of 5 years.

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11	LIABILITY

11.1	Intangible Property Rights

As intangible property rights (patents, copyrights, etc.) of the Vendor exist with respect to the products, then the Buyer shall herewith be granted the nonexclusive unrestricted right to use these rights or to cause them to be used by third parties, or to exploit these rights or to cause these rights to be exploited by third parties – and all only in connection with the ordinary use of the products purchased from the Vendor under this Agreement.

The Vendor shall guarantee that he is legally capable of assigning all copyrights on any possible deployed software, and that he has indeed assigned all such software. He shall furthermore guarantee that the products are not encumbered by third-party rights and/or that he has caused rights to be assigned to him from third parties to the extent necessary to enable him to fulfill the present Agreement in full.

Insofar as intangible property rights of the Buyer associated with the manufacture of the contractual objects in accordance with the specifications of the Buyer, exist (software protocol) such rights shall remain the property of the Buyer or shall be transferred to the Buyer at the time of delivery.

Each party shall inform the Other party without delay about claims issued by third parties who allege that the manufacture or the sale of the products by the Vendor or the Buyer is in breach of third party IP rights. Any possible proceedings taken against claims of this nature shall be decided solely by the Vendor.

The Vendor shall undertake to compensate the Buyer with respect to all direct and reasonable claims, liability, losses, costs or expenses (including the cost of court proceedings and normal lawyers’ costs) associated with the violation of patents, brand rights, copyrights or with the misuse of business secrets by Vendor’s products, and all provided that final judgment with respect thereto has been delivered.

The Buyer shall undertake to compensate the Vendor with respect to all direct and reasonable claims, liability, losses, costs or expenses (including the cost of court proceedings and normal lawyers’ costs) in connection with any act or omission of the Buyer or anyone on its behalf, and all provided that final judgment with respect thereto has been delivered.

11.2	Product Liability – Indemnification

Insofar as the Vendor contributes to a product damage, and the Buyer is consequently the subject of a third-party claim issued on the sole basis of product liability legislation or another product liability rule, then the Vendor shall upon the first request to undertake to indemnify the Buyer against final judgment of such third-party claims for direct and reasonable damages, in the event of the cause of the damage having being determined by court to lie under the sole control and responsibility of the Vendor.

Within this framework the Vendor shall furthermore be obliged to reimburse the Buyer such reasonable costs which he incurs arising out of or associated with a recall action performed by the Buyer.

The contractual parties shall jointly decide on the contents and the extent of the forthcoming recall action, in the event of this being possible and reasonable for the Buyer.

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12	COMMENCEMENT, DURATION AND TERMINATION OF THE AGREEMENT

12.1	Commencement, Duration and Termination

This Agreement and all its Enclosures shall come into force at the time of its signing by both the contractual parties.

The first contractual period shall be 1 (one) year.

The Agreement shall then be extended on each occasion by a further one-year contractual period in the event of neither of the parties terminating the Agreement by a written notice of at the latest 3 (three) months prior to the expiry of the first contractual period or the extended period, as the case may be.

12.2	Premature Dissolution

Irrespective of the provisions contained within the present Agreement concerning its premature dissolution, each of the parties may terminate this Agreement with immediate effect by means of notifying in writing the other party without prior notice if

—	The other party has committed a significant contractual violation and fails to rectify this contractual violation within 30 day following receipt of a formal written warning thereto; or

—	The legal structure of the control of the other party changes in such a way that the relationship between the parties could be seriously impaired in such a way that the other party’s rights under this Agreement are significantly harmed

This Agreement shall end automatically without prior notice in the event of one of the parties thereto being declared insolvent, or in the event of bankruptcy proceedings being opened against him, if he concludes an estate Agreement with his creditors, or if a creditors’ trustee is appointed, or if he loses control over his business in any way as the result of a ruling by a government or a court.

12.3	Effect of the Termination

Following the termination of the present Agreement, the parties shall continue to work together to complete the pending orders and full payment in respect thereof.

The termination or the expiry of this Agreement shall not have any effect on orders which are confirmed by the Vendor prior to the termination or the expiry.

Following the termination or the expiry of this Agreement, the customers of the Buyer shall continue to be entitled to use the software of the products purchased by such customers in accordance with Art. 1.

13	PRODUCT CESSATION NOTIFICATION

13.1	General

In the event of the Vendor intending during the duration of the present Agreement to discontinue the production of one of the products listed in Enclosure 2, then he shall be obliged to notify the Buyer in written form thereof at the latest within 9 months prior to the last ordering opportunity or last time buy (hereinafter called “the Product Cessation Notification”).

In the event of his failure to adhere to this deadline, which is not a result of anything beyond the reasonable control of the Vendor or due to shortage of components in the products, the Vendor shall be obliged to pay the Buyer a contractual penalty amounting to US$ 25.000, – as compensation for any possible damages.

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In the event of the Agreement being terminated following the receipt of a Product Cessation Notification, then the Agreement shall continue to remain in force following the expiry of the period of notice for the products for which the notice of cessation has been issued until the expiry of the 9-month deadline.

13.2 The Buyer and the Vendor shall cooperate and make commercially reasonable efforts during the aforesaid 9 months period in order to assist the Buyer to find a reasonable replacement product or a reasonable replacement suplier for the above product.

13.3	Completion Right

During the duration of the present agreement, In the event that the Vendor itself no longer manufactures the products listed in enclosure 2 or in the event that the commencement of insolvency proceedings has been applied for or refused on the basis of insufficiency of assets (hereinafter called “Unavailibilty of vendor) then the vendor shall make available to the Buyer at a price to be agreed between the parties the plans and documentation for any necessary completion of the products in enclosure 2 in relation to hardware, and in relation to software the vendor shall make available to the Buyer at a price to be agreed between the parties the latest relevant source code including the relevant documentation.

Irrespective of existing rights, an integral part of the documentation shall be the exclusive rights to use, complete, copy, modify and distribute.

The Buyer may view the documentation and use the documentation and exercise the related rights only in the event of the “Unavailability of the vendor” During the duration of the present agreement .

13.4	Right to manufacture uner Licence

The parties are opened to discuss production licensing under an separate agreement.

13.5	Product Modification and the Duty to Inform

All technical changes by the Vendor require written approval by the Buyer.

In the event the Vendor considers changes to objects of the agreements, the Vendor must inform the Buyer as early as possible on the details. Among other items, this includes changes to production processes or moving production to another of the Vendor’s assembly facilities and location.

To this end, the Vendor submits an inquiry for change in writing to the Buyer that contains the following points as a minimum:

—	Impacted products and product properties

—	Precise description of the desired change

—	Consequences of the product change from the Vendor's point of view

—	Desired start date for the product change (e.g. as of serial number, batch number, order or production date)

The Buyer assesses the desired change and issues a written approval for the change to the Vendor. This document contains, from the Buyer’s point of view, data for the Vendor necessary to employ the changed product in the Buyer’s system.

The Vendor will implement the change only after receiving written approval of the change and the requirements contained herein by the Buyer and reports the completion of the change in a written confirmation of change. The Vendor will continue to provide the Buyer with samples of the changed product at no charge if necessary for validation on the part of the Buyer.

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Following successful validation of the change at the Vendor or if required at the Buyer, the delivery of the changed product is released by the Buyer in writing.

The start date for the delivery of the changed products is determined in consultation between the Vendor and the Buyer.

The Buyer’s approval/s under this Section 13.3 shall not be unreasonably withheld.

13.6 It is hereby agreed that the provisions of sub-sections 13.2-13.3 shall not apply to any products provided by Vendor to the Buyer pursuant to this Agreement which were listed in the tender dated December, 2004 as published by the Buyer and as per Enclosure 4 and shall apply only to unique products manufactured by Vendor according to Buyer’s written special specifications.

14	CONCLUDING REGULATIONS

14.1	Legal Waiver

In the event of one of the parties failing to implement one of the provisions contained within this Agreement, or failing to exercise rights arising out of this Agreement, then this may not be considered to constitute a renunciation of these contractual provisions or these rights. In particular, this shall not affect the validity of the Agreement or the right of a party to enforce claims at a later date.

14.2	Completeness of the Agreement

The present Agreement and its enclosures shall cover all Agreements reached between the contractual parties in respect to the delivery of the products.

All earlier Agreements, offers, undertakings, negotiations and Agreements between the parties hereto, irrespective of whether these have been reached orally or in writing, shall thereby be replaced with this Agreement. An existing nondisclosure Agreement will remain valid.

14.3	Saving Clause

In the event of any of the provisions contained within the present Agreement proving to be invalid, then this shall not affect the validity of the Agreement as a whole, insofar as this does not lead to a clearly unfair or unreasonable occurrence.

The regulation should be replaced with a regulation which is legally allowed and which comes close in its economical meaning to the primary regulation.

14.4	Force majeure

In the event of one party being unable to fulfill his obligations arising out of the present Agreement – or being unable to do so in good time – for reasons attributable to force majeure, then he must notify the other party of this circumstance without delay, and must also inform the other party when in his view the hindrance will be removed.

In accordance with the extent to which a party is unable or is unable in good time to fulfill his obligations arising out of this Agreement, the other party shall likewise be entitled to cease the fulfillment of his obligations until the hindrance has been removed.

In the event it not being possible to remove a hindrance with permanent effect, or in the event of this leading to delays of more than six (6) months, then the party not affected by the force majeure shall be entitled to dissolve the Agreement by notifying the other party to this effect, whereupon the parties shall be freed from their further contractual obligations.

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The exception to this shall be claims which have already arisen, in respect to which a claim for final settlement exists.

Force majeure shall be considered to constitute all events which in good faith lie beyond the control of the affected party, specifically catastrophes, wars, insurrections, acts performed by a state which is at war with the party’s own state, fire, strikes, industrial disputes and accidents as well as all acts resulting from the fulfillment of an ordinance passed by the government or an administrative authority.

14.5	Amendments to the Agreement

Amendments to the present Agreement shall only be possible in written form with the approval of both parties. This requirement could only be modified in written form.

14.6	Assignment of the Agreement

Neither party may assign the present Agreement wholly or in part to a third party without prior written approval. Both parties, however, shall be entitled, without first being required to obtain the approval of the other party, to assign the rights and obligations arising out of the present Agreement wholly or in part to a company which is controlled by it or which is controlled by it together with a third party.

14.7	General terms and conditions

General terms and conditions of business, procurement or delivery of the contractual party shall not be applicable with respect to orders, procurements and deliveries performed under the present Agreement.

14.8	Sequence of validity of the contractual documents

The following contractual documents shall apply together with the present Agreement, and shall do so in the sequence in which they are listed:

—	The present Agreement

—	The corresponding enclosures

—	The local logistics agreements that the vendor is a party to.

—

14.9	Applicable law and place of jurisdiction

This agreement shall be governed by, and construed and interpreted in Accordance with as follows :

If the plaintiff is "The Vendor: by the laws of ***, and the exclusive jurisdiction in all matters shall be vested to the competent courts of ***.

If the plaintiff is “The Buyer”: by the laws of Israel, and the exclusive jurisdiction in all matters shall be vested to the competent courts of Israel.

Without derogating from this provision, the parties agree to use their best efforts to settle all differences by negotiation and, if needed, mediation by agreed third parties.

14.10

The Vendor shall notify the Buyer in writing in case the Vendor’s shareholders shall consider selling their shares in the Vendor or the Vendor’s activity. Such Buyer’s right for notice shall not prevent or restrict in any way whatsoever the Vendor or the Vendor’s shareholders from negotiating or selling or making any other transactions in connection with such shares or activity, with any third party. Any notice sent to the Buyer pursuant to this Section shall not be disclosed by the Buyer to any third party.

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Notwithstanding the aforesaid in section 14.9, In the case of Section 14.10 hereunder the Israeli law is applicable exclusively and the exclusive place of jurisdiction shall be Tel – Aviv, Israel.

14.11

Should a moulding tools shall be required to produce the plastic parts of the Products the Buyer shall purchase such new injection moulding tools and the Vendor will arrange manufacture. The cost of this tooling is as per the Vendor’s quotation. Such cost shall be paid by the Buyer. This tool will be located at the Vendors factory in Israel or where Crow keeps its moulds and makes its plastic injection at its subcontractors. The Vendor will keep this tool in full working order at its expense during the normal working life of the tool. The tool shall remains the full property of the Buyer and must be clearly marked as “owned by ***". The tool must only be used in conjunction with purchase orders placed by the Buyer to produce Products for the Buyer. The tool must be returned to the Buyer upon the termination of this Agreement (the Buyer will pay the costs in connection with the transport of the tool). The Vendor shall insure at its expense the tool against fire and all other loss and damage to its full replacement value. The Vendor shall not mortgage, transfer or sublet the tool.

Schedule of enclosures:

– Enclosure 1: Companies entitled to place orders and make deliveries

– Enclosure 2: Price List / Discount Schedule

– Enclosure 3: Forecast

– Enclosure 4: Products

– Enclosure 5: Labeling rules of the Buyer

– Enclosure 6: Warranty

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This Agreement has been drawn up in duplicate.

The Buyer

Place, Date: ________ *** The Vendor ____ Place, Date: ________ Name: (in block letters) Function: ___________ Signature: __________ _____________________	Place, Date: ________ Place, Date: ________ Name: _____________ (in block letters) Function: ___________ Signature: __________ _____________________

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ENCLOSURE 1

Companies entitled to place orders and make deliveries

1.	Address for placing orders and Invoice :

***

2.	Delivery adress:

***

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ENCLOSURE 2+3

Price List / Discount Schedule

Budgeted Quantities (BY06) –quarterly quantities are BY06 divided by 4

FIGURES REGARDING PRODUCTS WITH NEW TOOLING WILL BE ADDED AT A LATER STAGE UPON COMPLETION.

***

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ENCLOSURE 4

Products

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ENCLOSURE 5

LABELING/DELIVERY RULES

Icons and Templates (e.g. company logo, CE, COC-regulations etc.) are available at your contact person in the procurement logistic department.

1.	Definitions

Type label

The type label is used for labelling of products. The requirement of labelling is shown exclusively on technical drawings, data sheets or order texts.

Packaging label

The packaging label is used for identification and shall be found on each packaging.

Quality seal

The Vendor guarantees that the product fulfils the required quality.

2.	Labelling

Type label

The following information have to be on the type label. It is also possible to integrate the information on an existing type label:

—	*** Company brand name (only if *** product)

—	*** (=Buyer short number)

—	Buyer material number

—	Index / Manufacturer code / Proof information (if used a method of the manufacturer, the key shall be enclosed in this document)

—	Expiration date[1]

—	CE-Conformity sign (if not seen on the product)

—	Name of manufacturer

—	Name of division

—	Name of product

Packaging label2

—	Buyer company label (if required)

—	Buyer short number (shown on order)

—	Identification of status (required by Buyer's specific products) or manufacturer code

—	Buyer material number (shown on order)

—	Proof information (single packaging only, see point 4)

—	Quantity per packaging

—	Date of manufacturing and date of expiration[1]

—	Wet sensitiveness[1]

—	CE-Conformity sign

—	ESD-warning symbol (for products which are sensitive on electric charge)

—	Barcode type 128 incl. control figure:

-	buyer material-No.

-	quantity

-	denomination

-	serial number

-	date of manufacturing

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Quality seal

—	For a quality seal a stick-on label or a band shall be used (don’t use an ordinary solution).

—	The opening of the package shall destroy the seal.

3. Delivery note

The delivery note shall be easy reachable within the outer packaging. It contains the following information:

—	Buyer material number

—	Buyer order number

—	Buyer responsible official

—	Responsible official of the Vendor

—	Quantity

—	Product name

—	COC (Certificate of Conformity)

—	Note if product falls under the export regulations

—	Barcode type 128 incl. control figure:

-	Buyer material number

-	quantity

-	Order number

4. Packaging

Defined in the document of the manufacturing instructions.

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ENCLOSURE 6 – WARRANTY – REPAIR PROCEDURE

WARRANTY POLICY CERTIFICATE

This Warranty Certificate is given in favor of the purchaser (hereunder the “Purchaser”) purchasing the products directly from Crow or ***.

Crow warrants these products to be free from defects in materials and workmanship under normal use and service for a period of *** (hereunder the “Warranty Period”).

Subject to the provisions of this Warranty Certificate, during the Warranty Period, Crow undertakes, at its sole discretion and subject to Crow’s procedures, as such procedures are form time to time, to repair or replace, free of charge for materials and/or labor, products proved to be defective in materials or workmanship under normal use and service. Repaired products shall be warranted for the remainder of the original Warranty Period.

All transportation costs and in-transit risk of loss or damage related, directly or indirectly, to products returned to Crow for repair or replacement shall be borne solely by the Purchaser.

Crow’s warranty under this Warranty Certificate does not cover products that are defective (or shall become defective) due to: (a) alteration of the products (or any part thereof) by anyone other than Crow; (b) accident, abuse, negligence, or improper maintenance; (c) failure caused by a product which Crow did not provide; (d) failure caused by software or hardware which Crow did not provide; (e) use or storage other than in accordance with Crow’s specified operating and storage instructions.

There are no warranties, expressed or implied, of merchantability or fitness of the products for a particular purpose or otherwise, which extend beyond the description on the face hereof.

This limited Warranty Certificate is the Purchaser’s sole and exclusive remedy against Crow and Crow’s sole and exclusive liability toward the Purchaser in connection with the products, including without limitation – for defects or malfunctions of the products.

This Warranty Certificate replaces all other warranties and liabilities, whether oral, written, (non-mandatory) statutory, contractual, in tort or otherwise.

In no case shall Crow be liable to anyone for any consequential or incidental damages (inclusive of loss of profit, and whether occasioned by negligence of the Crow or any third party on its behalf) for breach of this or any other warranty, expressed or implied, or upon any other basis of liability whatsoever. Crow does not represent that these products can not be compromised or circumvented; that these products will prevent any person injury or property loss or damage by burglary, robbery, fire or otherwise; or that these products will in all cases provide adequate warning or protection.

Purchaser understands that a properly installed and maintained product may in some cases reduce the risk of burglary, fire, robbery or other events occurring without providing an alarm, but it is not insurance or a guarantee that such will not occur or that there will be no personal injury or property loss or damage as a result.

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Consequently, Crow shall have no liability for any personal injury; property damage or any other loss based on claim that these products failed to give any warning.

If Crow is held liable, whether directly or indirectly, for any loss or damage with regards to these products, regardless of cause or origin, Crow’s maximum liability shall not in any case exceed the purchase price of these products, which shall be the complete and exclusive remedy against Crow.

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